Exhibit 99.2
CONTACT:
Syntax-Brillian Corporation
Vincent Sollitto, Executive Chairman, 602-389-8888
or
James Li, President and Chief Executive Officer
011-886-918-367-988
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller, 310-208-2550
HDTV Industry Veteran Bruce I. Berkoff
Joins Syntax-Brillian Corporation Board of Directors
Tempe, Ariz. — October 1, 2007, Syntax-Brillian Corporation (Nasdaq: BRLC) today announced that Bruce I. Berkoff has been elected to the company’s Board of Directors as an independent director.
Mr. Berkoff is the founder and Chairman of the LCD TV Association, a global not-for-profit trade association formed to inform, promote, improve and connect the entire supply chain involved in the LCD TV industry. Mr. Berkoff served as President and Chief Executive Officer and later as Chairman of Enuclia Semiconductor, a venture capital–backed fabless semiconductor company involved in HDTV video processing. Mr. Berkoff previously served as Executive Vice President and Chief Marketing Officer of LG Philips LCD, one of the world’s leading TFT-LCD manufacturers, from late 1999 until 2006. Prior to this, Mr. Berkoff served as General Manager of Philips Flat Display Systems’ software and electronics business unit. Previously, Mr. Berkoff held executive management positions with UMAX Computer Corporation, Radius, Inc., and Super Max Technologies. Mr. Berkoff is a director of Infocus, TVIA, and Unipixel, each a public company.
James Li, President and Chief Executive Officer of Syntax-Brillian Corporation, stated: “Bruce is an excellent addition to the company’s Board. His broad expertise throughout the supply chain management of the HDTV industry and his extensive career in senior management and marketing positions in the United States and Asia provide a unique skill set to Syntax-Brillian. His distinguished career and deep industry experience will be invaluable to our Board as we continue to expand our business.”

About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is a leading designer, developer, and distributor of LCD and LCoS™ HDTVs, digital cameras, and microdisplay entertainment products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high definition widescreen LCD and LCoS™ televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products.
Olevia, Brillian, LCoS and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
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